Exhibit 23.1

18012 Sky Park Circle, Suite 200 Irvine, California 92614 tel 949-852-1600 fax 949-852-1606 www.rjicpas.com

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion of our report dated March 26, 2025, except for Note 17, as to which the date is April 23, 2025 in Amendment No. 3 to Form S-1 of Phoenix Energy One, LLC and Subsidiaries (the “Company”), relating to the consolidated financial statements of the Company and Subsidiaries as of December 31, 2024, 2023 and 2022, and for the years then ended and to the reference to our firm as Experts.

/s/ Ramirez Jimenez International CPAs

Irvine, California

April 25, 2025